Exhibit (12)
                                                                    ------------


                             Pitney Bowes Inc.
               Computation of Ratio of Earnings to Fixed Charges (1)
               -----------------------------------------------------


  (Dollars in thousands)
                                                                  Three Months Ended                 Six Months Ended
                                                                       June 30,                          June 30,
                                                           -------------------------------    -----------------------------
                                                                      2004            2003            2004             2003
                                                           ---------------    ------------    -------------    ------------
  Income before income taxes............................   $       197,948    $    172,968    $    383,969     $    339,243

  Add:
    Interest expense....................................            42,152          40,714          83,624           84,513
    Portion of rents representative
      of the interest factor............................            12,128          11,024          25,343           22,689
    Amortization of capitalized
      interest..........................................               367             368             736              736
    Minority interest in the income of
      subsidiary with fixed charges.....................               923           1,001           1,833            2,098
                                                           ---------------    ------------    -------------    ------------

  Income as adjusted....................................   $       253,518    $    226,075    $    495,505     $    449,279
                                                           ===============    ============    =============    ============

  Fixed charges:
    Interest expense....................................   $        42,152    $     40,714    $     83,624     $     84,513
    Portion of rents representative
      of the interest factor............................            12,128          11,024          25,343           22,689
    Minority interest, excluding taxes, in the
      income of subsidiary with fixed charges...........             1,356           1,456           2,693            3,057
                                                           ---------------    ------------    -------------    ------------

  Total fixed charges...................................   $        55,636    $     53,194    $    111,660     $    110,259
                                                           ===============    ============    =============    ============

  Ratio of earnings to fixed charges....................              4.56            4.25            4.44             4.07
                                                           ===============    ============    =============    ============

(1)  The computation of the ratio of earnings to fixed charges has been computed by dividing income before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.